Exhibit 99.1

40 Enterprise Boulevard

PO Box 9300

Bozeman, MT 59718-9300

406.522.4200 P

406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:

Katie O’Connell

RightNow Technologies

925-674-1487 D

510-304-3707 C

koconnell@rightnow.com

RIGHTNOW DELIVERS RIGHTNOW 8

BOZEMAN, MONT. (February 22, 2007)— RightNow® Technologies (NASDAQ: RNOW) today announced that a number of clients — including Activision, Toshiba, Pearson Technology Center, 170 Systems and the Minnesota State Colleges and Universities system — are already taking advantage of RightNow 8, its new enterprise-class, on demand solution for service, sales and marketing.  Built to meet the needs of the most demanding global organizations, RightNow 8 is designed to be easy to use, quick to deploy and simple to customize and manage.

In related news, the company also launched the RightNow Customer Community.  This online community provides tools and resources that help RightNow clients deliver exceptional customer experiences.   More important, the community provides an environment for customers to network, collaborate and share best practices through forum discussions on product- and industry-specific topics, as well as other subjects.

“The RightNow Customer Community is an excellent resource,” said Ken Melrose, global security manager, eServices and Network Services, Proxim Wireless.   “The discussion forums have been extremely helpful.  By connecting with other RightNow clients, many of whom are addressing similar business issues, we’ve learned a great deal and have been able to adapt other clients’ best practices to use in our business.”

About RightNow Technologies
RightNow (NASDAQ: RNOW) delivers the high-impact technology solutions and services organizations need to cost-efficiently deliver a consistently superior customer experience across their frontline service, sales and marketing touch-points.  Approximately 1,800 corporations and government agencies worldwide depend on RightNow to achieve their strategic objectives and better meet the needs of those they serve. RightNow is headquartered in Bozeman, Montana. For more information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with changing our business model, our past operating losses, possible fluctuations in our operating results and our rate of growth, the extent and speed of market acceptance of RightNow 8.0, interruptions or delays in our hosting operations, breaches of our security measures, and our ability to expand, retain and motivate our employees and manage our growth.  Further information on potential factors that could affect our financial results is included in our annual report on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K filed with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as of the date they are made.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.